EXHIBIT 99.1

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DC 126463 v 1, 52142.00002
FOR IMMEDIATE RELEASE
Date: July 25, 2003
CONTACT:  Paul Zogas, President (708) 598-9400


                      MIDLAND CAPITAL HOLDINGS CORPORATION
                       REPORTS FISCAL 4th QUARTER EARNINGS
                           AND DECLARES CASH DIVIDEND


     BRIDGEVIEW,  ILLINOIS - Midland Capital Holdings  Corporation (OTC Bulletin
Board: MCPH) (the "Company") the holding company for Midland Federal Savings and Loan Association ("Midland Federal") today announced that net income for the quarter ended June 30, 2003 totaled $131,000, or $0.35 per both diluted and basic share, compared to net income of $256,000, or $0.70 per both diluted and basic share, for the quarter ended June 30, 2002. Net income for the fiscal year ended June 30, 2003 totaled $690,000, or $1.88 per both diluted and basic share, compared to net income totaling $866,000, or $2.36 per diluted share ($2.38 per basic share) for the fiscal year ended June 30, 2002.

     Midland Capital Holdings Corporation also announced an increase in its quarterly cash dividend to $0.17 per share for the quarter ended June 30, 2003, an increase of approximately 13% from $0.15 per share. The dividend will be paid on August 14, 2003 to shareholders of record as of August 4, 2003.

     Annualized return on average assets and annualized return on average equity during the quarter ended June 30, 2003 were .33% and 4.77%, respectively compared to .68% and 10.04%, respectively, for the prior year quarter. For the fiscal year ended June 30, 2003, annualized return on average assets and annualized return on average equity were .44% and 6.44%, respectively, compared to .59% and 8.69% for the fiscal year ended June 30, 2002.

     Net interest income before provision for loan losses decreased $85,000 to $1.1 million in the quarter ended June 30, 2003 compared to $1.2 million in the 2002 quarter. The decrease in net interest income was primarily the result of a decrease in interest rate spread to 2.74% for the quarter ended June 30, 2003 from 3.14% for the prior year period. The decrease in interest rate spread was offset by a $2.4 million increase in the average balance of net earning assets to $15.9 million from $13.6 million during the prior year period.

     For the fiscal year ended June 30, 2003 net interest income increased $106,000 from the prior fiscal year to $4.6 million. Interest rate spread and net interest margin decreased to 2.85% and 3.05%, respectively, for the fiscal year ended June 30, 2003 compared to 2.89% and 3.19%, respectively, in the prior fiscal year.

     Non-interest income increased $51,000 to $318,000 in the quarter ended June 30, 2003 from $266,000 in the quarter ended June 30, 2002. The primary factor for the increase in non-interest


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income in the current  quarter was an $81,000  increase in loan fees and service charges, offset by a $12,000 decrease in deposit related fees, a $9,000 decrease in commission income and a $4,000 decrease in profit on the sale of loans.

     For the fiscal year ended June 30, 2003 non-interest income increased $80,000 to $1.2 million from $1.1 million in the prior year period. The increase in non-interest income in the current fiscal year compared with the prior year period is primarily attributed to a $113,000 increase in loan fees and service charges, offset by a $17,000 decrease in profit on the sale of loans. The increase in loan fees and service charges in the fiscal year ended June 30, 2003 is attributed to an increase in loan origination activity compared to the prior fiscal year.

     Non-interest expense increased $150,000 to $1.2 million in the quarter ended June 30, 2003 compared to the prior year quarter. The increase in non-interest expense is primarily the result of a $108,000 increase in staffing costs. The increase in staffing costs in the quarter ended June 30, 2003 is primarily attributed to a $45,000 increase in loan origination commissions due to an increase in lending volume compared to the prior year quarter as well as a $30,000 increase in employee benefit costs.

     For the fiscal year ended June 30, 2003 non-interest expense increased $402,000 to $4.6 million from $4.2 million in the prior year period. The primary factors for the increase in non-interest expense in the current fiscal year were a $247,000 increase in staffing costs, a $27,000 increase in office occupancy and equipment expense, a $27,000 increase in computer software and support expense and a $15,000 increase in professional fees. The increase in staffing costs in the fiscal year ended June 30, 2003 is primarily attributed to a $76,000 increase in loan origination commissions, due to an increase in lending volume and a $94,000 increase in employee benefit costs. The increase in computer software and support expense is primarily attributed to the conversion to a new computer network operating system during the current year.

     At June 30, 2003 the Company's assets totaled $160.0 million, compared to total assets of $150.6 million at June 30, 2002. The $9.4 million increase in assets was primarily the result of increases in loans receivable and cash equivalents that were funded by reductions in investment securities and mortgage-backed securities as well as a $9.1 million increase in deposits to $147.5 million at June 30, 2003 from $138.4 million at June 30, 2002. Net loans receivable increased $7.2 million to $93.3 million at June 30, 2003. Non-performing assets were .30% of total assets at June 30, 2003 and consisted of $483,000 in non-performing loans. Allowance for loan losses totaled $410,000 or 84.8% of non-performing loans at June 30, 2003.

     Stockholders' equity in the Company totaled $11.1 million at June 30, 2003 resulting in a book value per common share of $29.67 based upon 372,600 shares outstanding. At June 30, 2003 Midland Federal's capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 5.88% and a risk-based capital ratio of 11.98%. Midland Federal's deposits


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are  insured  up  to  applicable   limits  by  the  Federal  Deposit   Insurance
Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.



              (Selected Consolidated Financial Information follows)




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                              FINANCIAL HIGHLIGHTS
                                    Unaudited


SELECTED FINANCIAL CONDITION DATA:           June 30, 2003     June 30, 2002
                                             -------------     -------------
Total assets.............................     $159,976,384      150,588,948
Loans receivable, net....................       93,299,553       86,086,652
Mortgage-backed securities...............        6,272,466       10,359,768
Cash and cash equivalents................       49,421,065       32,921,438
Investment securities....................        6,388,900       16,306,245
Deposits.................................      147,489,604      138,443,669
Stockholders' equity.....................       11,056,147       10,396,555

PER SHARE DATA:
Book value per common share at period end           $29.67            28.56

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to
  loans receivable, net..................              .52%            .19%
Non-performing assets to total assets....              .30%            .11%
Allowance for loan losses to
  non-performing loans...................            84.80%         213.29%
Allowance for loan losses to total loans.              .44%            .41%



SELECTED OPERATIONS DATA:            Three Months Ended    Twelve Months Ended
                                           June 30,             June 30,
                                           --------             --------
                                        2003       2002       2003       2002
                                        ----       ----       ----       ----

Total interest income..........     $1,681,580  1,984,078   7,278,083  8,281,589
Total interest expense.........        569,382    787,017   2,724,478  3,834,055
                                    ----------  ---------   ---------  ---------
Net interest income............      1,112,198  1,197,061   4,553,605  4,447,534
Provision for loan losses......         15,000     15,000      60,000     15,000
                                    ----------  ---------   ---------  ---------
Net interest income after provision
  for loan losses..............      1,097,198  1,182,061   4,493,605  4,432,534
                                    ----------  ---------   ---------  ---------

Non-interest income............        317,799    266,436   1,208,365  1,128,068
Non-interest expense...........      1,210,360  1,060,685   4,649,514  4,247,848
                                    ----------  ---------   ---------  ---------

Income before income taxes.....        204,637    387,812   1,052,456  1,312,754
Income tax expense.............         74,014    131,934     362,273    446,414
                                    ----------  ---------   ---------  ---------
Net income.....................        130,623    255,878     690,183    866,340
                                    ==========  =========   =========  =========

PER SHARE DATA:
Earnings per basic share               $   .35        .70        1.88       2.38

Earnings per diluted share             $   .35        .70        1.88       2.36




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SELECTED OPERATING RATIOS:
Annualized return on
  average assets....................    .33%       .68%        .44%       .59%
Annualized return on
  average equity....................   4.77%     10.04%       6.44%      8.69%
Annualized operating expenses to
  average total assets..............   3.02%      2.83%       2.97%      2.90%
Interest rate spread during
  the period........................   2.74%      3.14%       2.85%      2.89%
Net interest margin.................   2.91%      3.38%       3.05%      3.19%
Average interest-earning assets to
  average interest-bearing
  liabilities....................... 111.65%    110.58%     111.07%    110.76%